EXHIBIT 99.01



General Employment News Release


General Employment Enterprises, Inc., Oakbrook Terrace Tower,
Suite 2100, Oakbrook Terrace, IL  60181, (630) 954-0400    AMEX:  JOB


FOR IMMEDIATE RELEASE   April 24, 2003

COMPANY:   General Employment Enterprises, Inc.

CONTACTS:  Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495 (630) 954-0592 fax
           invest@genp.com    e-mail




                   General Employment Reports
                     Second Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported a net loss of $1,100,000, or $ .21 per share, for the quarter ended March 31, 2003, compared with a net loss of $921,000, or $ .18 per share, for the same quarter last year.

The pretax loss for the current quarter was $1,100,000, which was the same as the net loss, compared with a pretax loss of $1,491,000 last year. There was no income tax benefit for the current year's loss, while there was a tax credit of $570,000 last year.

The  Company's  consolidated net revenues for  the  quarter  were
$4,530,000,  down 12% from $5,154,000 for the same  quarter  last
year.   Placement service revenues of $1,136,000 were  down  29%,
while contract service revenues of $3,394,000 declined 5%.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "The labor market in the United States was very weak during the March 2003 quarter, as any signs of increased hiring levels that we saw during the December 2002 quarter evaporated. That weakness had a particularly adverse effect on the demand for our permanent placement services, and as a result, the number of placements made during the quarter dropped 16% below the depressed level of the second quarter of last year. The weak demand also contributed to lower average fees for both of our divisions. One encouraging trend, however, was that the number of billable contract hours rose 5%."


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GENERAL EMPLOYMENT ENTERPRISES, INC.
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Mr.  Imhoff continued, "Despite the weak labor market  and  lower
revenues,  I  am  pleased  with  the  Company's  performance   on
controlling  costs, as actions taken over the past year  are  now
showing  up  in  our reduced cost structure.   For  the  quarter,
general and administrative expenses were down 25%, and total operating expenses were down 16%. These reductions reflect the benefit of closing four unprofitable branch offices during the last twelve months and other staff reductions. As a result, the Company reduced its second-quarter pretax loss by $391,000, or 26%, compared with last year."

For the six months ended March 31, 2003, the Company had a net loss of $1,744,000, or $ .34, per share, compared with a net loss of $1,471,000, or $ .29 per share, for the same period last year. Consolidated net revenues for the six-month period were $9,430,000, down 12% compared with $10,663,000 last year.

Mr. Imhoff concluded his comments by saying, "I am committed to returning the Company to profitability. We made important strides in reducing our cost structure, and we will continue to examine further cost-reduction options in the future. Nevertheless, our return to profitability depends on an improvement in the national hiring levels for information technology and other professionals. It is difficult to predict when corporate America will begin hiring again, but I am cautiously optimistic that the resolution of matters in Iraq will have a positive influence."

This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

General Employment provides professional staffing services through a network of 30 branch offices, located in high-tech centers in 12 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.


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                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                    CONSOLIDATED STATEMENT OF OPERATIONS
                      (In Thousands, Except Per Share)



                                         Three Months         Six Months
                                        Ended March 31      Ended March 31
                                        2003      2002       2003     2002

     Net revenues:
        Placement services           $ 1,136   $ 1,597    $ 2,756  $ 3,479
        Contract services              3,394     3,557      6,674    7,184
        Net revenues                   4,530     5,154      9,430   10,663

     Operating expenses:
        Cost of contract services      2,394     2,350      4,611    4,748
        Selling                          894     1,207      2,018    2,511
        General and administrative(1)  2,348     3,119      4,569    5,854
        Total operating expenses       5,636     6,676     11,198   13,113

     Loss from operations             (1,106)   (1,522)    (1,768)  (2,450)
     Interest income                       6        31         24       79

     Loss before income taxes         (1,100)   (1,491)    (1,744)  (2,371)
     Credit for income taxes(2)           --      (570)        --     (900)

     Net loss                        $(1,100)  $  (921)   $(1,744) $(1,471)

     Net loss per share              $  (.21)  $  (.18)   $  (.34) $  (.29)

     Average number of shares          5,121     5,121      5,121    5,111

     __________________________________________________
(1) General and administrative expenses include provisions for office closings of $37,000 in the three and six month periods ended March 31, 2003, and $253,000 in the three months and six months ended March 31, 2002.

(2) There were no credits for income taxes as a result of the pretax losses for the three and six month periods ended March 31, 2003, because the tax losses must be carried forward and there was not sufficient assurance that future tax benefits would be realized.




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                    GENERAL EMPLOYMENT ENTERPRISES, INC.
              SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                               (In Thousands)




                                                 March 31   September 30
                                                     2003       2002

Assets:
   Cash and cash equivalents                      $ 4,541    $ 4,759
   Income tax refunds receivable                      253      1,540
   Accounts receivable and other current assets     2,688      2,683

     Total current assets                           7,482      8,982

   Property, equipment and goodwill, net            2,687      2,951

     Total assets                                 $10,169    $11,933


Liabilities and shareholders' equity:
   Current liabilities                            $ 1,904    $ 1,944
   Shareholders' equity                             8,265      9,989

     Total liabilities and shareholders' equity   $10,169    $11,933








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